Exhibit 10.26

Supersedes Offer Dated 01/04/2011

[YAHOO! LETTERHEAD]

January 5, 2011

Miyuki (Mickie) Rosen

Dear Mickie:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of SVP Audience, reporting to Ross Levinsohn working in Santa Monica. Your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board of Directors (“Compensation Committee”). For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date”.

Base Salary. Your starting annual base salary will be $33,333.33 per month ($400,000.00 annually), less applicable taxes and withholdings, paid semi-monthly and subject to annual review. Yahoo!’s regularly scheduled pay days are currently on the 10th and 25th of every month.

Executive Incentive Plan. You also will be eligible to participate in the Executive Incentive Plan (EIP) (for 2011 eligibility your Employment Start Date must be on or before October 1, 2011), with a target incentive of 50% of your annual base salary, pro-rated based on the period of time you are employed at Yahoo! in an EIP eligible position during the relevant company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the EIP). Your actual EIP payout will depend on Yahoo! financial performance and management’s assessment of your individual performance, and it is subject to, and governed by, the terms and requirements of the EIP document. Eligibility for participation in the EIP is subject to annual review.

In addition, subject to approval by the Compensation Committee , as a senior leader of Yahoo !, in 2011 you also will be eligible for consideration to receive long term incentive equity awards under the Yahoo! Inc. 1995 Stock Plan similar to other executives at your level.

Split Sign-On Bonus. You will receive a sign-on bonus in the amount of $320,000, to be paid in two (2) increments. The first increment of $160,000.00 will be payable to you on the first semi-monthly paycheck that occurs 45 days after your Employment Start Date and is subject to applicable taxes, deductions, and withholdings. The second increment of $160,000.00 will be paid within 30 days after the six month anniversary of your employment start date (provided that you are employed by Yahoo! on that date) and also is subject to applicable taxes, deductions, and withholdings. If you voluntarily resign from your employment with Yahoo! during the first twelve (12) months following your Employment Start Date, this sign-on bonus will become due and payable by you to Yahoo! on your last day of employment.

Stock Options. As a part of the Yahoo! team, we strongly believe that ownership of the Company by Yahoos is an important factor to our success. Therefore, as part of your compensation, management will recommend that the Compensation Committee grant you an option to purchase 150,000 shares of Yahoo! Inc.’s common stock. The exercise price for this option will be the fair market value of Yahoo! common stock on the date of grant as determined by the Compensation Committee. The option will be subject to the terms and conditions of Yahoo! lnc.’s 1995 Stock Plan, as amended, and the applicable notice of stock option grant and stock option agreement (which will include the stock option vesting schedule), and vesting of the option is contingent on your continued employment with Yahoo! through each vesting date.

Y!

701 first avenue

sunnyvale, ca 94089

phone 408 349 3300 fax 408 349 3301

Supersedes Offer Dated 01/04/2011

Restricted Stock Units. In addition, management will also recommend that the Compensation Committee grant you an award of 50,000 Restricted Stock Units (“RSUs”). The RSUs will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable RSU award agreement (which will include the RSU vesting schedule), and vesting of the RSUs is contingent on your continued employment with Yahoo! through each vesting date). Following the vesting of the RSUs, you will receive one share of Yahoo! Inc. common stock for each vested RSU (subject to tax withholding).

Benefits. A significant part of your total compensation at Yahoo! is derived from the benefits that Yahoo! provides. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours per week may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time. Prior to New Hire Orientation, you will be provided a website address and logon instructions to access detailed information about Yahoo! benefits programs, including the plan documents.

Paid Time Off. You will accrue vacation at a rate of fifteen (15) days for the first year of your employment at Yahoo!. Thereafter, you will accrue vacation at the regular Yahoo! vacation accrual rate (up to a maximum as specified in our Vacation Policy). Vacation is accrued based on hours worked, therefore Yahoos who work less than 40 hours per week accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees with fourteen (14) company paid holidays each year.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to Yahoo! prior to your Employment Start Date. In addition,Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Yahoo! shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to Yahoo!, as long the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo!. Any outside activities must be in compliance with and approved if required by Yahoo!’s Code of Ethics.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Supersedes Offer Dated 01/04/2011

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Human Resources Officer and you.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s Guide2Working@Y! and Yahoo!’s Code of Ethics. Yahoo! requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Ethics Acknowledgment Form.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Work Authorization/Visa. If you are in need of a work authorization, please let our Staffing Coordinator know at the time that you accept this offer. Please note that the number of employment visas available each year is limited by the U.S. government. In the event that your request for or extension of an employment visa is denied or an employment visa cannot be obtained within a reasonable amount of time (as determined by Yahoo!, in its sole discretion) , Yahoo! reserves the right to withdraw or suspend this offer and/or your employment may be terminated (or if your employment has not begun, you may not become employed by Yahoo!). In the event that Yahoo! has agreed to sponsor you for an employment visa, Yahoo! will cover all expenses associated with the visa application process.

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Foreign National Export License. Before releasing certain export-controlled technology and software to you during your employment at Yahoo!, Yahoo! may be required to obtain an export license in accordance with United States law. Yahoo! will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Yahoo! is contingent upon receipt of the export license or authorization, and Yahoo! will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secured.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check.

Accepting this Offer. We’re really excited to have you on our team and can’t wait to receive your acceptance by 5:00 p.m. (PST) on January 7, 2011. This offer is contingent on you starting employment at Yahoo! on or before January 18, 2011 or a date mutually agreed upon between you and your Hiring Manager.

Supersedes Offer Dated 01/04/2011

To accept this offer, please:

1.	Sign this letter in the space provided below and fax the following signed documents to Elizabeth Brown at 408-349-7225 . A second copy of each of the documents has been provided for your records.

•	Offer Letter

•	Employee Confidentiality and Assignment of Inventions Agreement (NDA)

•	Export Compliance Form

•	Proprietary Information Obligations Checklist

2.	Mail all of the signed documents listed on the New Hire Document Checklist to Elizabeth Brown in the envelope provided at least five (5) business days prior to your Employment Start Date.

We can’t wait to start working with you and hope that you’ll find working at Yahoo! one of the most rewarding experiences of your life, both professionally and personally.

Start practicing your yodel!

/s/ Elaine Fortier

Senior Director, Talent Acquisition

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Miyuki Rosen	January 7, 2011
Signature	Date

Miyuki (Mickie) Rosen	January 18, 2011
Full Name	Planned Employment Start Date
(Contingent upon completion of a satisfactory background check.)

Enclosures

Cc: HR file